EXHIBIT 32.3

REPORT OF

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

ON AGREED UPON PROCEDURES

Kinetic Group Inc

280 I NW 711' Avenue

Miami, FL 33122

We have performed the procedures enumerated below on the following Kinetic Group Inc (hereafter referred to as "Company") forms and financial data for the quarter ended June 30, 2024·

•	Financial data recorded in Company's accounting system,
•	Management's Summary SEC Reporting Excel File ("SEC Excel Workbook"), and
•	any applicable US SEC Forms 10-Q.

Company, the Responsible Party, is responsible for the accuracy, classifications and content of the accounting information, tables and presentation of all data in Company's accounting systems, SEC Excel Workbook, and any Forms 10-Q or 10-K, including any associated schedules, forms, tables or reports.

Company has agreed to and acknowledged that the procedures performed are appropriate to meet the intended purpose, as set out in the September 27, 2023 Agreed Upon Procedures Engagement Letter, of assisting Company in confirming that the financial information tables completed and transferred into its Forms 10-Q and 10-K agree to the underlying accounting data and information contained in Company's accounting system and SEC Excel Workbook.

This report is intended only for internal Company Management use and is not suitable for any other purpose. The procedures performed may not address all the items of interest to a user of this report and may not meet the needs of all users of this report and, as such, users are responsible for determining whether the procedures perfom1ed are appropriate for their purposes. This report shall (i) not be distributed to outside users, (ii) not be used by any user for making investment decisions or (iii) not be used by any potential lenders or investors.

Agreed Upon Procedures

We performed the following agreed upon procedures in order to provide Management with confirmation that the following financial data have been appropriately included, presented and classified within the Company's accounting system, QuickBooks Online ("QBO") and Forms 10-Q or 10-K·

•	Profit & Loss Information, including:
o	Revenue
o	Expenses
o	Income Tax

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Table of Contents

•	Assets, Liabilities & Equity information, including:
o	Accounts receivable
o	Accounts payable
o	Accrued expenses
o	Accrued revenue
o	Fixed Assets
•	Tangible assets,
•	Intangible assets.
o	Equity Transactions

Specifically, our agreed-upon procedures included (1) reconciling, confirming comparing, agreeing, tracing, and observing that the applicable financial data, amounts and balances according to QBO have been properly and accurately transferred to the SEC Excel Workbook and associated schedules and that all applicable data and information have been accurately transferred from the SEC Excel Workbook into the applicable Company Form 10-Q and 10-K and (2) Management inquiries and discussions regarding (i) questions & observations resulting from our agreed upon procedures, (ii) inquiries regarding transactions or activity that have occurred during applicable period, and (iii) inquiries around general ledger adjustments recorded in QBO

Findings

With the exception of the corrected error found on the Balance Sheet , on Accounts payable for $550.000 back in June 2022 , no exceptions were found, during the performance of our procedures, to the financial data and information contained in Company's QBO with respect to it agreeing to (1) the data and information transferred and included in the SEC Excel Workbook and (2) the financial information and tables transferred into and included in Company's Forms 10-Q and I0-K.

We were engaged by Company to perform this agreed-upon procedures engagement and we conducted our engagement in accordance with attestation standards established by the A1CPA. We were not engaged to and did not conduct an examination or review engagement, the objective of which would be the expression of an opinion or conclusion, respectively, on the financial data in the Company's QBO, the SEC Excel Workbook and the applicable SEC Forms 10-Q or I 0-K, taken as a whole. Accordingly, we express no such an opinion or conclusion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

We are required to be independent of Company and to meet other ethical responsibilities in accordance with the relevant ethical requirements related to our agreed-upon procedures engagement

BG\1 Consulting LLC
Houston. Texas
August 5, 2024

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